For Immediate Release – May 9, 2006

ABB Robotics and Braintech Sign Exclusive Global Agreement

- Braintech’s eVF™ Software Chosen to be Part of ABB’s Product Standardization Strategy -

Vancouver, Canada – May 9, 2006 – Braintech, Inc. (BRHI: OTCBB) announces it has signed an exclusive agreement with ABB Robotics. The agreement gives ABB an exclusive license to use Braintech’s Vision Guided Robotics, (“VGR”) software platform called eVF, as a key component of ABB’s TrueViewTM family of VGR systems for Automotive and General Industries world-wide. In return ABB committed to: purchase US$10.5 million eVF runtimes over the next three years; provide US$300,000 to help Braintech’s bin picking research project and conduct a global market launch for TrueView.

Owen Jones, CEO of Braintech says, “Our partnership with ABB has focused on developing systems for the world’s largest automakers. Together, we have proven to the auto industry the tremendous value of VGR. Now, we’ve agreed to mobilize globally in-order to capture significant market share.”

Jones goes on to state, “ABB has committed to purchase a minimum number of licenses which provides us with a secure revenue base and profitability over the next three years. More importantly, I expect as ABB ramps up around the globe, we’ll far exceed the minimum purchase amount”.

Braintech’s eVF product is currently the only commercially proven software platform designed specifically for Vision Guided Robotics. eVF includes advanced technologies, including the award winning1, patented SC3DTM guidance technology. New components are constantly being added to broaden the usages of VGR and include part guidance, tracking and picking technologies.

Alfons Goos, (ABB Group Vice-President, Robot Automation) states, ”After significant testing, including over 100 systems deployed in some of the world’s largest Automakers plants, we’ve decided to globally market TrueView. One of the key building blocks of TrueView is Braintech’s eVF and after personally visiting Braintech technical facilities, reviewing their quality control capabilities and examining their on-going research and development efforts, I am extremely pleased with our partnership and fully endorse standardizing with eVF”.

About ABB (NYSE: ABB) (www.abb.com) - ABB's Robotic, Automotive and Manufacturing group is a leading supplier of robots, robotic systems and automation systems to the automotive, manufacturing and consumer industries. With more than 130,000 robots installed worldwide and more than 5,000 employees, ABB is a global leader in flexible factory automation.

This group is part of ABB Ltd., a leader in power and automation technologies that enable utility and industry customers to improve performance while lowering environmental impact. The ABB Group of companies operates in around 100 countries and employs about 105,000 people. The company's U.S. operations employ about 9,000 in manufacturing and other facilities in 40 states. For more information, visit www.abb.com.

About Braintech -- For more information, visit www.braintech.com

TrueView is a trademark of ABB, Inc and its subsidiaries.

SC3D and eVF are trademarks of Braintech, Inc. and its subsidiary.

Safe Harbor Statement

This press release contains statements, which may constitute "forward-looking statements". Those statements include statements regarding the intent, belief or current expectations of Braintech, Inc., and members of our management as well as the assumptions on which such statements are based. Forward-looking statements in this release include statements that ABB will purchase US$10.5 million eVF runtimes over the next three years, provide US$300,000 to help Braintech’s bin picking research project and conduct a global market launch for TrueView; that we have agreed to mobilize globally in-order to capture significant market share; that ABB will provide us with a secure revenue base and profitability over the next three years; and that we expect to far exceed the minimum purchase amount; that new components are constantly being added to broaden the usages of VGR. Factors which may significantly change or prevent our forward looking statements from fruition include that we may be unsuccessful in further developing intended products; that insufficient market for our product develops to allow ABB to sell the amount they expect; that we are unable to retain or attract key employees whose knowledge is essential to the development of our products; that unforeseen scientific difficulties develop with our process; that our patents are not sufficient to protect essential aspects of our technology; that competitors may invent better technology; that our products may not work as well as hoped; and that we may not be able raise funds for development or working capital when we require it. As well, our competitors may develop and sell better or less expensive products. For further risk factors see the Company’s latest 10-KSB filed with the SEC.

-end-

Contact:

Jennifer Summers

Braintech Inc.

#102 – 930 W 1st Street

North Vancouver BC V7P 3N4

604-988-6440

jsummers@braintech.com